Exhibit 99.1

Earnings Release

Contact:	Raymond J. Pacini
	Chief Executive Officer	November 12, 2003
949-250-7781

CALC Reports Improved Third Quarter Results

Financial and Operating Highlights -

2003 Third Quarter vs. 2002 Third Quarter

•                  Improved homebuilding revenues of $8.4 million, up 62% year over year

•                  Gross margin improved to 19% vs. 11.5% in 2002

•                  Backlog at September 30, 2003 of 99 pre-sold homes, driven by record-paced North Corona project

IRVINE, California — California Coastal Communities, Inc. (NASDAQ:CALC) reported net income of $500,000, or $.05 per share, for the three months ended September 30, 2003. The third quarter results reflect gross operating profit of $1.6 million from deliveries of 24 homes at the Company’s Riverside, California homebuilding project and $100,000 of income from unconsolidated joint ventures. These income items were partially offset by selling, general and administrative expenses of $800,000 and a tax provision of $400,000.

The recent quarter’s operations were more profitable than the third quarter of 2002, when the Company reported break-even results. The Company generated $1 million more in gross operating profit from home sales in the third quarter of 2003 compared with the third quarter of 2002, when the Company reported $600,000 of gross operating profit from delivery of 19 homes.

Selling, general and administrative expenses for the third quarter of 2002 were only $200,000, partially due to a credit resulting from reversal of $302,000 of non-cash compensation expense recorded pursuant to variable accounting for stock options in accordance with APB 25. The remaining $300,000 increase in selling, general and administrative expenses for the third quarter of 2003 compared with the same period of 2002 primarily reflects an increase in accrued incentive compensation for the Company’s homebuilding business and increased selling costs associated with greater sales volume.

The Company reported $8.4 million in revenues for the third quarter of 2003 from the 24 home deliveries described above. This represents a $3.2 million, or 62%, increase compared with $5.2 million in revenues from 19 home deliveries at the North Corona and Yucaipa projects for the comparable 2002 period. The increase in the average price of homes delivered from $274,000 in the third quarter of 2002 to

$350,000 during the third quarter of 2003 reflects higher sales prices realized at the Riverside project as compared with the Yucaipa project, as well as increases in home prices over the past year. The current quarter gross margin of 19% compares favorably with the prior period margin of 11.5%. The higher profit margin in the current period reflects increases in home prices over the past year and the higher margin realized at the Riverside project as compared with the Yucaipa project.

The Company also reported net income of $600,000, or $.06 per share for the first nine months of 2003.  Results for the year to date period of 2003 reflect $3.8 million of gross operating profit from delivery of 66 homes, and income of $400,000 from the Company’s unconsolidated joint ventures.  These income items were partially offset by $2.5 million of selling, general and administrative expenses, $600,000 of other expense due to increasing an accrual for environmental remediation costs during the second quarter, and a tax provision of $300,000.

Pre-tax income for the first nine months of 2003 was $900,000 and reflects an improvement of $600,000 as compared with the first nine months of 2002 when the Company reported pre-tax income of $300,000.  The Company generated $2.3 million more in gross operating profit from home sales during the first nine months of 2003 compared with the same period of 2002.  However, this improvement was partially offset by a $900,000 increase in other expense, net, a $400,000 decrease in income from unconsolidated joint ventures and an increase in selling, general and administrative expenses of $400,000.  The increase in other expense, net primarily reflects the environmental accrual mentioned above in the second quarter of 2003, as well as the absence in the 2003 period of gains on sales of short-term investments which occurred in the third quarter of 2002.

For the first nine months of 2002, the Company reported gross operating profit of $1.5 million, reflecting the delivery of 50 homes at the Company’s homebuilding projects. The results for the first nine months of 2002 also reflect $800,000 of income from unconsolidated joint ventures and selling, general and administrative expenses of $2.1 million. The 2002 year to date results also reflect $1.3 million of income tax benefits, which primarily includes a $1.4 million reduction in reserves for estimated state income tax liabilities for prior years.  The Company has consistently evaluated its tax reserves based on an analysis of open statutes of limitations by state. Tax reserves are reduced by the estimated exposure for each individual state upon expiration of the state’s statute of limitations.

The Company reported $21.5 million in revenues for the first nine months of 2003, reflecting the delivery of 66 homes at the Company’s homebuilding projects. This represents an $8.3 million, or 63% increase compared with $13.2 million in revenues during the first nine months of 2002, which reflects the delivery of 50 homes. The increase in the average price of homes delivered, from $264,000 in the first nine months of 2002 to $326,000 in the comparable period of 2003, primarily reflects home price appreciation experienced in the past year. The gross margin for the first nine months of 2003 was 17.7%, primarily reflecting the margin on the Riverside project, as compared with the gross margin of 11.4% for the prior year’s first nine months, reflecting home deliveries at the Yucaipa and North Corona projects.

As of September 30, 2003, the Company had internally financed approximately $18 million of net investments in homebuilding projects in the “Inland Empire” area of southern California, which includes Riverside and San Bernardino counties. These projects are currently expected to generate approximately $27 million of positive cash flows during the next 21 months, assuming that present economic conditions and positive housing market trends continue.

The nature of the Company’s business, including its limited inventory of buildable lots, is such that the number of active selling communities over a given time period may often cause significant fluctuations in operating results from quarter to quarter and from year to year.  All three of the Company’s active homebuilding projects are located in the Inland Empire, which has experienced significant population and job growth in the past decade. While continued growth is expected, partially due to the limited supply of affordably priced housing in coastal areas such as Orange County, there can be no assurance that economic, demographic or other factors will not slow, diminish or cause such growth to discontinue. The Company is continuing to pursue land development and lot acquisition opportunities throughout southern California.

The 208-acre Bolsa Chica mesa, which overlooks the Pacific Ocean and the Bolsa Chica wetlands in Orange County, CA, is the Company’s principal asset, representing 75% of total assets at September 30, 2003. In July 2002, Orange County’s Board of Supervisors upheld the Planning Commission’s approval of the Company’s site plan for development of 379 single-family homes on the upper mesa of the Company’s Bolsa Chica property.  This development plan also requires approval by the California Coastal Commission.  The Company submitted a Coastal Development Permit (“CDP”) application for this plan to the Coastal Commission in November 2002. In October 2003, the Company was notified by the Coastal Commission staff that the Company’s CDP application has been deemed complete.  As a result, the Company currently expects the Coastal Commission to hold a public hearing on the CDP during the first half of 2004; however there can be no assurance that further delays will not be encountered.

The Company is a residential land development and homebuilding company operating in Southern California. The Company’s principal subsidiaries are Signal Landmark and Hearthside Homes, Inc. Signal Landmark owns 208 acres on the Bolsa Chica mesa, along with an additional 100 acres on a mesa south of the Bolsa Chica wetlands.  Hearthside Homes recently completed 86 homes in the Chapman Heights master-planned golf-course community in Yucaipa, CA, and is currently building 176 homes in the Providence Ranch community in Riverside County, CA, 84 homes in the Victoria Grove community in Riverside County and began construction of 77 homes at an infill project in Chino, CA during the fourth quarter of 2003.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Certain of the foregoing information contains forward-looking statements that relate to future events or the Company’s future financial performance. These statements involve known and unknown risks, uncertainties and other factors which may cause the Company’s actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may”, “will”, “should”, “expects”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “potential”, “continue”, or the negative of such terms or other comparable terminology. These forward-looking statements include, but are not limited to, statements about the Company’s plans, objectives, goals, expectations and intentions, the number and types of homes and number of acres of land that the Company may develop and sell, the timing and outcomes of any such development, the timing and outcomes of litigation, regulatory approval processes or administrative proceedings (including, but not limited to ongoing administrative proceedings related to the Company’s principal asset, the Bolsa Chica Mesa), cash flows or sales, the Company’s ability to acquire residential lots, and other statements contained herein that are not historical facts.

                As a result of these and other factors, the Company may experience material fluctuations in future operating results on a quarterly or annual basis, which could materially and adversely affect the Company’s business, financial condition, operating results and stock price. An investment in the Company’s stock involves various risks, including those mentioned above and elsewhere in this report and those which are detailed from time to time in the Company’s other filings with the Securities and Exchange Commission.

Undue reliance should not be placed on forward-looking statements, which reflect the Company’s view only as of the date hereof. The Company undertakes no obligation to publicly release revisions to these forward-looking statements that reflect future events or circumstances or reflect the occurrence of unanticipated events.

***TABLES FOLLOW***

SELECTED FINANCIAL AND OPERATING INFORMATION

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002

Homes closed	24	19	66	50

Home sales revenue	$8.4	$5.2	$21.5	$13.2
Cost of sales	6.8	4.6	17.7	11.7

Gross operating profit	$1.6	$.6	$3.8	$1.5

Gross margin percentage	19.0%	11.5%	17.7%	11.4%

Average sales price	$350,000	$274,000	$326,000	$264,000

Backlog of homes sold but not closed at end of period			99	88

Completed homes in inventory			—	—-

Entitled lots controlled at end of period
Owned lots			216	179
Optioned lots			41	—

Total			257	179

CALIFORNIA COASTAL COMMUNITIES, INC

STATEMENT OF OPERATIONS

(in millions, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002

Revenues	$8.4	$5.2	$21.5	$13.2

Costs of sales	6.8	4.6	17.7	11.7

Gross operating profit	1.6	.6	3.8	1.5

Selling, general and administrative expenses	.8	.2	2.5	2.1
Interest expense	.1	.1	.2	.2
Income from unconsolidated joint ventures	(.1)	(.2)	(.4)	(.8)
Other expense (income), net	(.1)	.3	.6	(.3)

Income before income taxes (a)	.9	.2	.9	.3

Provision (benefit) for income taxes (b)	.4	.2	.3	(1.3)

Net income	$.5	$—	$.6	$1.6

Earnings per common share-basic	$.05	$—	$.06	$.16

Earnings per common share-diluted	$.05	$—	$.06	$.15

Weighted average common shares outstanding:

Basic	10.1	10.1	10.1	10.1

Diluted	10.9	10.1	10.8	10.8

(a)                                  Selling, general and administrative expenses for the three months ended September 30, 2002 include a reversal of approximately $302,000 of non-cash compensation expense, recorded pursuant to variable accounting for stock options, which reduced the year to date amount to zero. Due to the Company’s adoption of Statement of Financial Accounting Standards No. 123 effective as of January 1, 2003, there is no such expense or reversal during the comparable periods of 2003.

(b)                                 The provision (benefit) for income taxes reflects reductions in reserves of zero, $100,000, $100,000 and $1.4 million, for the three months ended September 30, 2003 and 2002 and the nine months ended September 30, 2003 and 2002, respectively.

CALIFORNIA COASTAL COMMUNITIES, INC.

BALANCE SHEETS

(in millions, except per share amounts)

	September 30, 2003	December 31, 2002
ASSETS

Cash and cash equivalents	$5.3	$9.2

Real estate held for current development or sale	45.0	25.0

Land held for future development	153.2	151.9

Other assets	2.1	1.5

Total Assets	$205.6	$187.6

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities:

Accounts payable and accrued liabilities	$4.5	$5.0

Project debt	23.4	9.8

Other liabilities	12.0	12.9

Total liabilities	39.9	27.7

Minority interest	3.9	—

Stockholders’ equity (a)	161.8	159.9

	$205.6	$187.6

Shares outstanding (b)	10.9	10.8

Book value per share (b)	$14.84	$14.81

(a)                                  Increase since December 31, 2002 reflects net income and $1.3 million from reversal of valuation reserve on pre-Reorganization net operating losses.

(b)                                 Assumes exercise of outstanding stock options and warrants to purchase 802,996 shares as of September 30, 2003 and assumes exercise of only 754,996 outstanding stock options as of December 30, 2002.